Exhibit 99.1

BANCORP OF NEW JERSEY, INC. REPORTS FOURTH QUARTER AND YEAR END 2014 RESULTS; CONTINUED GROWTH, AND RECORD QUARTERLY EARNINGS

February 13, 2015

Fort Lee, NJ  —  Bancorp of New Jersey, Inc. (NYSE MKT:  BKJ), holding company for Bank of New Jersey (the “Company”), reported record levels of assets, loans and deposits at December 31, 2014, as well as record fourth quarter net income.  For the year ended December 31, 2014, net income was $4.4 million, or $0.82 per diluted share, compared to $4.7 million, or $0.87 per diluted share, for the year ended December 31, 2013 representing a decrease of approximately 4.4%.  The decrease in annual net income resulted from the combination of increased provision for loan losses as a result of the loan growth during the year, an increase in operating expenses, and a decrease in income from the sale of securities.  For the quarter ended December 31, 2014, net income increased by 6.2% to approximately $1.2 million, or $0.23 per diluted share, as compared to the quarter ended December 31, 2013 net income of approximately $1.2 million or $0.22 per diluted share.  The net income generated during the fourth quarter represents the company’s thirty-second consecutive quarter of profitability.

For the year ended December 31, 2014, net interest income increased 16.0%, reaching $21.7 million, compared to $18.7 million for the year ended December 31, 2013.  For the quarter ended December 31, 2014, net interest income increased 27.1%, reaching $6.0 million, compared to $4.7 million of net interest income earned during the fourth quarter of 2013.  During the year ended December 31, 2014, Noninterest expense increased $2.1 million, or 20.5%, reaching $12.3 million as compared to $10.2 million for the year ended December 31, 2013.  For the quarter ended December 31, 2014, Noninterest expense increased $567 thousand, or 21.3%, reaching $3.2 million for the quarter ended December 31, 2013.  The increase in Noninterest expense, net, is primarily due to increased operating costs and salaries associated with expansion of the branch network as well as other costs associated with the Company’s growth, including additional staffing costs in operations and compliance, and costs associated with enhanced technology and functionality of its electronic banking products.  For the year ended December 31, 2014, the provision for loan losses increased $1.6 million reaching $2.4 million as compared to $810 thousand during the year ended December 31, 2013.  For the quarter ended December 31, 2014, the provision for loan losses increased $820 thousand reaching $945 thousand as compared to $125 thousand during the quarter ended December 31, 2013.  The increases in the provision for loan losses resulted from the application of our allowance methodology, driven by the increased loan production during the year and quarter ended December 31, 2014.

Bancorp of New Jersey’s total assets grew 21.9% to a record asset level of $744.8 million at December 31, 2014 compared to $610.8 million at December 31, 2013.  Total loans reached $ 635.1 million at December 31, 2014 compared to $472.5 million at December 31, 2013, an increase of $162.6 million, or 34.4%.  Total deposits increased to a record level of $649.0 million at December 31, 2014 from $553.3 million at December 31, 2013, an increase of $95.7 million, or 17.3%.  Stockholders equity reached approximately $60.6 million at December 31, 2014 from $56.0 million at December 31, 2013, an increase of approximately $4.6 million, or 8.2%.

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services.  The Bank currently has 9 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, Harrington Park, Englewood, Cliffside Park, and Woodcliff Lake, all in Bergen County, NJ.  Construction has begun on a tenth location in Englewood Cliffs, NJ, which has received regulatory approvals.  All locations are in Bergen County, NJ.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net

Forward-Looking Statements

This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements.  These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time.  Actual results could differ materially from those expected or implied by such forward-looking statements.  Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include economic conditions affecting the financial industry; changes in interest rates and shape of the yield curve; credit risk associated with our lending activities; risks relating to our market area, significant real estate collateral and the real estate market; operating, legal and regulatory risk; fiscal and monetary policy; economic, political and competitive forces affecting our business; and that management’s analysis of these risks and factors could be incorrect, and/or that the strategies developed to address them could be unsuccessful.  Any statements made that are not historical facts should be considered to be forward-looking statements.  You should not place undue reliance on any forward-looking statements.  We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.

Financial Highlights

(unaudited)

(dollars in thousands, except per share data)

	Three months ended		For the year ended
	December 31,		December 31,
	2014	2013	2014	2013
INCOME STATEMENT
Net Interest Income	$6,017	$4,735	$21,692	$18,698
Provision for Loan Losses	945	125	2,422	810
Noninterest Expense, net	3,232	2,665	12,262	10,179
Pretax Income	1,840	1,945	7,008	7,709
Tax Expense	601	778	2,559	3,055
Net Income	$1,239	$1,167	$4,449	$4,654

Basic Earnings per Share	$0.23	$0.22	$0.83	$0.88
Diluted Earnings per Share	$0.23	$0.22	$0.82	$0.87

Weighted Average Shares —Basic	5,370	5,342	5,362	5,289
Weighted Average Shares —Diluted	5,387	5,415	5,410	5,368

	12/31/2014	12/31/2013
SELECTED BALANCE SHEET DATA AT END OF PERIOD
Total Loans	$635,064	$472,465
Allowance for Loan Losses	7,201	5,775
Investment Securities	76,536	86,851
Total Assets	744,785	610,791
Total Deposits	648,974	553,320
Stockholders’ Equity	60,553	55,950